As filed with the Securities and Exchange Commission on February 7, 2014

Registration No. 000-54119

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

OverNear, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	27-3101494 (I.R.S. Employer Identification No.)

1460 4th St., Suite 304 Santa Monica, California (Address of principal executive offices)	90401 (Zip Code)

Registrant’s telephone number, including area code:
(310) 744-6060

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Note

This Amendment No. 2 on Form 10 relates to the Form 10 filed by OverNear, Inc., formerly Awesome Living, Inc. (“we,” “us,” “our,” the “Company,” and “OverNear”) with the Securities and Exchange Commission (the “SEC”) on September 15, 2010 (the “Form 10”).

We were formed as a wholly-owned subsidiary of Innolog Holdings Corporation (formerly named uKarma Corporation, or “Innolog”).  On August 9, 2010, Innolog’s operating health and wellness business’ assets, including its Xflowsion DVD series, and liabilities were transferred into the Company in anticipation of our spin-off from Innolog by distributing to Innolog’s shareholders all of the outstanding shares of our common stock held by Innolog (10,558,896 shares), pursuant to that certain Contribution Agreement dated August 9, 2010 (the “Contribution Agreement”) by and between the Company and Innolog (the “Spin-Off” or the “Distribution”).

On September 15, 2010, we filed the Form 10 with the Securities and Exchange Commission (the “Commission” or the “SEC”), as amended on November 9, 2010, whereby we registered our common stock under Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).  At the time of our Form 10 filing, we were a wholly-owned subsidiary of Innolog and the Spin-Off was originally slated to occur at the time we filed the Form 10 as contemplated by the August 11, 2010, Amended and Restated Merger Agreement, by and between Innolog (then named uKarma Corporation), GCC Merger Sub Corp., as Innolog’s wholly-owned Nevada subsidiary (“Merger Sub”), Galen Capital Corporation, a Nevada corporation, and Innolog Holdings Corporation, a Nevada corporation (“Innolog Predecessor” and currently known as Innolog Group Corporation), which provided that Innolog Predecessor would be merged with Merger Sub, with Innolog Predecessor surviving the merger as Innolog’s wholly-owned subsidiary. We, and our operating business formerly known as uKarma, received $525,000 from Innolog Predecessor as consideration for this merger and $12,500 in expenses.  The merger closed on August 18, 2010 and Innolog subsequently changed its name to Innolog Holdings Corporation.  Subsequent to the filing of the Form 10, we determined that we would need to register the Spin-Off on a Form S-1 Registration Statement and the delay in filing such Form S-1 registration statement (which was not filed until May 2013) to register the Spin-Off was due to a change in our business model from personal health and wellness products to a location-based social networking and mobile advertising platform and the subsequent development of our OverNear mobile application technology. We are no longer attempting to actively sell our personal health and wellness products and while we are not actively seeking to monetize such assets, we remain amenable to selling such prior operations and assets, if and when approached by a potential buyer.

We filed a Form S-1 Registration Statement, to register among other securities, the Spin-Off shares on May 13, 2013 (File No. 333-188565), as amended from time to time, including most recently by Amendment No. 4 to the Form S-1, which we filed with the Securities and Exchange Commission on February 7, 2014 (the “Form S-1”).  The Form S-1 consists of two separate prospectuses, (1) a direct offering prospectus (which is the first prospectus presented in the Form S-1)(the “Direct Offering Prospectus”) which will be used by us for the direct sale of up to 10,000,000 shares of our common stock pursuant to the terms of such Direct Offering Prospectus; and (2) a resale and distribution prospectus (the “Resale Prospectus”) which will be used for the resale by the twenty-two (22) selling shareholders (the “Selling Shareholders”) listed therein of up to 6,420,0000 shares of our common stock, as well as the distribution by Innolog of 10,558,896 shares of the Company’s common stock to the Innolog shareholders in connection with the Spin-Off (the “Distribution Shares”) and up to an additional 105,589 shares of common stock (representing 1% of the Distribution Shares) to allow for rounding in connection with the Spin-Off.

We ceased being a wholly-owned subsidiary of Innolog on September 13, 2010 when we issued 10,700,000 shares of our common stock to our management.  After other subsequent issuances of shares of common stock in connection with compensation paid for services rendered by consultants and service providers and the sale of certain securities in private placements over the past three years, the number of our outstanding shares has increased such that Innolog currently owns 16.24% of OverNear’s issued and outstanding common stock.

Due to our decision to register the Spin-Off on a Form S-1 Registration Statement instead of pursuant to the Form 10, this Amendment No. 2 to the Form 10 amends and restates the Form 10 in its entirety, and simplifies the prior disclosures to remove references to a prior information statement filing which was planned to be provided to shareholders of Innolog in connection with the Spin-Off, which information is now described instead in the Form S-1, which registers the Distribution of the Distribution Shares, and which information statement Innolog no longer plans to provide to shareholders.

Information Required in Registration Statement

All references to “Form S-1” in this Form 10 mean Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-188565), which we filed with the Securities and Exchange Commission on February 7, 2014. References to “Direct Offering Prospectus” mean the Direct Offering Prospectus included in the Form S-1 (as discussed above) and references to “Resale Prospectus” mean the Resale Prospectus included in the Form S-1 (as discussed above).

Instead of restating information previously disclosed by the Company in the Form S-1, the Company has included the information below (where and as indicated) by incorporation by reference to such information to the specific portions of the Form S-1 (including the Direct Offering Prospectus and Resale Prospectus), a copy of which has been filed herewith in its entirety as Exhibit 99.1, pursuant to Rule 12b-23 of the Securities Exchange Act of 1934, as amended.

Item 1.    Business

The information required by this item is contained under the sections “Summary” (beginning on page 2), “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (beginning on page 27) and “Business” (beginning on page 34) of the Direct Offering Prospectus included in the Form S-1, which sections are incorporated herein by reference.

Item 1A.    Risk Factors

The information required by this item is contained under the section “Risk Factors” beginning on page 7 of the Direct Offering Prospectus included in the Form S-1, which section is incorporated herein by reference.

Item 2.    Financial Information

The information required by this item is contained under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 27 of the Direct Offering Prospectus included in the Form S-1, which section is incorporated herein by reference.

Item 3.    Properties

The information required by this item is contained under the section “Description of Property” on page 42 of the Direct Offering Prospectus included in the Form S-1, which section is incorporated herein by reference.

Item 4.    Security Ownership of Certain Beneficial Owners and Management

The information required by this item is contained under the section “Security Ownership of Certain Beneficial Owners and Management” beginning on page 47 of the Direct Offering Prospectus, which section is incorporated herein by reference.

Item 5.    Directors and Executive Officers

The information required by this item is contained under the section “Management” beginning on page 42 of the Direct Offering Prospectus, which section is incorporated herein by reference.

Item 6.    Executive Compensation

The information required by this item is contained under the section “Executive Compensation” beginning on page 44 of the Direct Offering Prospectus, which section is incorporated herein by reference.

Item 7.    Certain Relationships and Related Transactions, and Director Independence

The information required by this item is contained under the sections “Management” (beginning on page 42), “Executive Compensation” (beginning on page 44) and “Certain Relationships and Related Party Transactions” (beginning on page 49) of the Direct Offering Prospectus, which sections are incorporated herein by reference.

Item 8.    Legal Proceedings

The information required by this item is contained under the section “Legal Proceedings” on page 42 of the Direct Offering Prospectus, which section is incorporated herein by reference.

Item 9.    Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information required by this item is contained under the sections “The Spin-Off” (beginning on page 23 of the Resale Prospectus), “Management” (beginning on page 42 of the Direct Offering Prospectus) and “Description of Our Capital Stock” (beginning on page 52 of the Direct Offering Prospectus), which sections are incorporated herein by reference.

Additionally, there is not currently any trading market for our common stock. We expect that to either apply for listing on a national securities exchange or that a market maker will file a 15c2-11 with FINRA to obtain a symbol for our common stock and begin quotation sometime thereafter on the OTCBB or the OTCQB market. We cannot, however, ensure that we will be successful in either case or that an active trading market will exist thereafter.

Item 10.    Recent Sales of Unregistered Securities

The information required by this item is contained under the section “Item 15. Recent Sales of Unregistered Securities”, beginning on page II-1 of the Form S-1, which section is incorporated herein by reference.

Item 11.    Description of Registrant’s Securities to be Registered

The information required by this item is contained under the section “Description of Our Capital Stock”, beginning on page 52 of the Direct Offering Prospectus, which section is incorporated herein by reference.

Item 12.    Indemnification of Officers and Directors

The information required by this item is contained under the sections “Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities” (beginning on page 56 of the Direct Offering Prospectus) and “Item 14. Indemnification of Directors and Officers” (on page II-1 of the Form S-1),  which sections are incorporated herein by reference.

Item 13.    Financial Statements and Supplementary Data

The information required by this item is contained under the sections “Summary” (beginning on page 2 of the Direct Offering Prospectus) and “Index to Financial Statements” (pages F-1 through F-31 of the Form S-1), which sections are incorporated herein by reference.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information required by this item is contained under the section “Changes in and Disagreements With Accountants on Accounting and Financial Disclosure”, beginning on page 57 of the Direct Offering Prospectus, which section is incorporated herein by reference.

Item 15.    Financial Statements and Exhibits

(a)    Financial Statements.    The information required by this item is contained under the section “Index to Financial Statements” and in the financial statements which follow on pages F-1 through F-31 of the Form S-1, which section is incorporated herein by reference.

(b)    Exhibits.    The following documents are filed as exhibits hereto:

Exhibit No.	Description	Incorporation by Reference
		Form	Exhibit	Filing Date
2.1	Contribution Agreement between uKarma and Awesome Living	10	2.1	09/15/2010

3.1	Articles of Incorporation	10-Q	3.1	08/04/2011

3.2	Bylaws of Awesome Living	10	3.2	09/15/2010

3.3	Articles of Merger between GCC Merger Sub Corporation and Innolog Group Corporation (August 18, 2010)(1)	S-1	3.3	08/27/2013

4.1	Form of Warrant	8-K	4.1	12/05/2012

4.2	Form of PA Common Stock Warrant	S-1	4.2	05/13/13

4.3	Form of PA Preferred Stock Warrant	8-K	4.1	12/05/2012

4.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of OverNear, Inc.	8-K	4.1	12/05/2012

4.5	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of OverNear, Inc.	8-K	3.1	11/04/2013

4.6	Form of 2013 Warrant	S-1	4.5	05/13/13

10.1	Form of Subscription Agreement dated December 31, 2012	8-K	10.1	12/05/2012

10.2	Employment Agreement between Bill Glaser and Awesome Living, dated August 3, 2010	10-12G	10.1	09/15/2010

10.3	Employment Agreement between Fred E. Tannous and Awesome Living, dated September 13, 2010	10-12G	10.2	09/15/2010

10.4	Consulting Agreement between Fred E. Tannous and Awesome Living, dated August 16, 2010	10-12G	10.3	09/15/2010

10.5	Amended and Restated Merger Agreement between Galen Capital Corporation, Innolog Holdings Corporation, uKarma Corporation, and CGG Merger Sub Corporation, dated August 11, 2010 (1)	10-12G/A	10.4	11/09/2010

10.6	Amendment to Employment Agreement with Fred E. Tannous, dated March 15, 2011	10-Q	10.5	08/04/2011

10.7	Amendment to Employment Agreement with Bill Glaser, dated March 15, 2011	10-Q	10.6	08/04/2011

10.8	Master Service Agreement between Square One Solutions, Inc. and OverNear, Inc., dated July 15, 2011	10-Q	10.7	08/04/2011

10.9	Advisory Board Agreement between OverNear, Inc. and Chad Hahn, dated July 15, 2011	10-Q	10.8	08/04/2011

10.10	Amendment #2 to Employment Agreement with Fred E. Tannous, dated August 8, 2011	10-K	10.9	12/15/2011

10.11	Amendment #2 to Employment Agreement with Bill Glaser, dated August 8, 2011	10-K	10.10	12/15/2011

10.12	OverNear, Inc. Amended and Restated 2010 Stock Option, Deferred Stock and Restricted Stock Plan	10-Q	10.1	07/31/2012

10.13	Office Service Agreement dated October 25, 2011 between the registrant and Regus Management Group LLC	10-K	10.12	12/15/2011

10.14	Office Service Agreement dated March 16, 2012 between the registrant and Regus Management Group LLC	10-K	10.13	12/15/2011

10.15	Lease Agreement dated April 16, 2013 between the Company and SM Promenade LLC	S-1	10.15	08/27/2013

10.16	Form of 2013 Subscription Agreement	10-Q	10.1	05/20/13

10.17	Advisory Agreement dated April 11, 2013	10-Q	10.3	05/20/13

10.18	Consulting Agreement dated April 15, 2013	10-Q	10.4	05/20/13

10.19	Amendment #3 To Employment Agreement with Fred E. Tannous, dated August 19, 2011	S-1	10.20	08/27/2013

10.20	Amendment #3 To Employment Agreement with Bill Glaser, dated August 19, 2011	S-1	10.21	08/27/2013

99.1*	Amendment No. 4 to Form S-1 Registration Statement, including the Direct Offering Prospectus and Resale Prospectus, as originally filed with the Securities and Exchange Commission on February 7, 2014

* Filed herewith.

(1) The Articles of Merger between GCC Merger Sub Corporation and Innolog Group Corporation as filed with the Secretary of State of Nevada on August 18, 2010, which is incorporated by reference herewith as Exhibit 3.3 also forms Exhibit A to the Amended and Restated Merger Agreement between Galen Capital Corporation, Innolog Holdings Corporation, uKarma Corporation, and GCC Merger Sub Corporation, dated August 11, 2010, incorporated by reference herein as Exhibit 10.5; provided that such Articles of Merger have not been separately filed as an exhibit to such Amended and Restated Merger Agreement and have instead been incorporated by reference separately herein as Exhibit 3.3.  Although the Amended and Restated Merger Agreement references a Schedule I, the Company is not aware of a Schedule I ever existing and as such the Schedule I filed as part of the Amended and Restated Merger Agreement is blank.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 7, 2014

OVERNEAR, INC.

Signature	Title

/s/ Fred E. Tannous
Fred E. Tannous	Co-Chairman of the Board, Chief Executive Officer (principal executive officer), and Chief Financial Officer (principal financial and accounting officer)

/s/ Bill Glaser
Bill Glaser	Co-Chairman of the Board and President